EXHIBIT 3.1      CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
PAID, INC.

PAID, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by unanimous written consent of its members pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, filed with the minutes of the Board of Directors, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation.

RESOLVED, that the Certificate of Incorporation of PAID, Inc. be amended by changing the FOURTH Article thereof so that, as amended said Article shall be and read in its entirety as follows:

“FOURTH: The amount of total authorized capital stock of the corporation shall consist of 550,000,000 shares of common stock having a par value of $.001 each (“Common Stock”).”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of section 242 and Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment to the Certificate of Incorporation shall be effective on October 13, 2014.

IN WITNESS WHEREOF, said PAID, Inc. has caused this Certificate to be executed, acknowledged and filed by its President this 10th day of October, 2014

PAID, INC.

By:	/s/ W. Austin Lewis, IV
W. Austin Lewis, IV, President